Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

F. BRAD DENARDO, CHAIRMAN, PRESIDENT & CEO

(540) 951-6213   bdenardo@nbbank.com

LORA JONES, TREASURER & CFO

(540) 951-6238   ljones@nbbank.com

NATIONAL BANKSHARES, INC. DECLARES SEMI-ANNUAL DIVIDEND

BLACKSBURG, VA, NOVEMBER 8, 2023:  The Board of Directors of National Bankshares, Inc. (NASDAQ Capital Market: NKSH) today approved payment on December 1, 2023 of a semi-annual dividend of $0.78 per share to all stockholders of record as of November 20, 2023. The total annual dividend of $1.51 per share for 2023, excluding the one-time special dividend paid in February, is an increase of $0.01 per share from the annual dividend paid in 2022.

President and CEO F. Brad Denardo commented, “High interest rates continue to squeeze profit margins, yet we remain confident in our Company’s solid balance sheet and prospects for future growth. Our latest dividend payment reflects this fundamental strength and demonstrates our commitment to provide outstanding shareholder value.”

National Bankshares, Inc., headquartered in Blacksburg, Virginia, is the parent company of The National Bank of Blacksburg, which does business as National Bank, and of National Bankshares Financial Services, Inc. National Bank is a community bank operating from 24 full-service offices, primarily in southwest Virginia, and three loan production offices. National Bankshares Financial Services, Inc. is an investment and insurance subsidiary in the same trade area. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “NKSH.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in the Company’s other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

101 Hubbard Street / Blacksburg, Virginia 24060

P.O. Box 90002 / Blacksburg, Virginia 24062-9002

540 951-6300 / 800 552-4123

www.nationalbankshares.com